Exhibit 4.11
SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Second Amendment”), dated as of November 15, 2010, is made and entered into by and among VIA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and each of the parties listed on Exhibit A hereto, as such Exhibit A may be amended from time to time (collectively, the “Stockholders”). For the purposes of this Agreement, the term “Company” shall be deemed to include and refer to any successor in interest to the Company, whether by means of statutory conversion, merger, consolidation, recapitalization, reorganization or otherwise.
RECITALS
WHEREAS, certain of the Stockholders are parties to the Second Amended and Restated Registration Rights Agreement, dated as of March 12, 2009, as amended by the First Amendment to the Second Amended and Restated Registration Rights Agreement dated as of March 26, 2010 (as so amended, the “Registration Rights Agreement”), pursuant to which the Company has granted certain registration rights under the Securities Act with respect to shares of Common Stock held by such Stockholders;
WHEREAS, the Company and certain Stockholders party hereto are entering into an amendment (the “Amendment”) to that certain Note and Warrant Purchase Agreement dated as of March 26, 2010 (the “Purchase Agreement”) and are amending and restated those certain Promissory Notes of the Company, each dated March 26, 2010 (the “Promissory Notes”), and as an inducement and partial consideration for such Stockholders entering into the Amendment and amending and restating the Promissory Notes, the Company is issuing to such Stockholders Warrants to Purchase Common Stock of VIA Pharmaceuticals, Inc. (collectively, the “Additional 2010 Warrants”), dated as of the date hereof, pursuant to which the Company is granting to such Stockholders the right to purchase from the Company an aggregate of 42,253,521 shares of Common Stock on the terms and conditions set forth in the Additional 2010 Warrants;
WHEREAS, in accordance with the terms of the Purchase Agreement, as amended by the Amendment (as so amended, the “Amended Purchase Agreement”) and the Additional 2010 Warrants, the Company desires to amend the Registration Rights Agreement to provide certain registration rights to the Stockholders party to the Additional 2010 Warrants with respect to the shares of Common Stock underlying the Additional 2010 Warrants;
WHEREAS, the provisions of the Registration Rights Agreement may be amended or waived at any time by written agreement of the Company and the Stockholders of at least a majority of the Registrable Common Stock (as defined in the Registration Rights Agreement); and
WHEREAS, the Company and the Stockholders of at least a majority of the Registrable Common Stock (as defined in the Registration Rights Agreement) desire to amend the Registration Rights Agreement to provide for such registration rights to the Stockholders with respect to the shares of Common Stock underlying the Additional 2010 Warrants.

NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Second Amendment hereby agree as follows:
1. Amendment. The Registration Rights Agreement shall be amended as follows:
(a) The following definition shall be added to Section 1 of the Registration Rights Agreement:
‘“Additional 2010 Warrants” shall mean the warrants to purchase (in the aggregate) 42,253,521 shares of Common Stock of the Company issued pursuant to each Warrant to Purchase Common Stock of VIA Pharmaceuticals, Inc., as dated November 15, 2010.’
(b) The definition of “Warrants” shall be deleted and replaced with the following:
‘“Warrants” shall mean the 2009 Warrants, the 2010 Warrants, and the Additional 2010 Warrants.’
2. Effective Time and Remainder of Agreement. This Second Amendment shall be effective as of the date hereof and, except as set forth herein, the Registration Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
3. Miscellaneous.
(a) This Second Amendment and the rights and duties of the parties shall be governed by the laws of the State of Delaware (without regard to conflicts of laws principles).
(b) This Second Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Second Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
(c) The headings and other captions in this Second Amendment are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Second Amendment.
(d) If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Second Amendment so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Second Amendment to the Second Amended and Restated Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

VIA PHARMACEUTICALS, INC.

By:	/s/ Lawrence K. Cohen

	Name:	Lawrence K. Cohen
	Title:	President and Chief Executive Officer

BAY CITY CAPITAL FUND IV, L.P.

By: Bay City Capital Management IV LLC
Its: General Partner

By: Bay City Capital LLC, its manager

By:	/s/ Fred Craves

	Name:	Fred Craves
	Title:	Managing Director

BAY CITY CAPITAL FUND IV
CO-INVESTMENT FUND, L.P.

By: Bay City Capital Management IV LLC
Its: General Partner

By: Bay City Capital LLC, its manager

By:	/s/ Fred Craves

	Name:	Fred Craves
	Title:	Managing Director
[Signature Page to Second Amendment to the Second Amended and Restated Registration Rights Agreement]

Exhibit A
STOCKHOLDERS

Name/Address:

Bay City Capital Fund IV, L.P.
Bay City Capital Fund IV Co-Investment Fund, L.P.
750 Battery Street
Suite 400
San Francisco, CA 94111

Thomas Quertermous
810 Lathrop Drive
Stanford, CA 94305

Adeoye Olukotun
125 Hopewell-Wertsville Road
Hopewell, NJ 08525

Douglass and Kim Given Revocable Trust
133 Burns Avenue
Atherton, CA 94027

Lawrence Cohen
10065 Broadway Terrace
Oakland, CA 94611

Raymond Tabibiazar
2150 Sterling Avenue
Menlo Park, CA 94025